As filed with the Securities and Exchange Commission on July 22, 2022

Registration No. 333-249261

Registration No. 333-220760

Registration No. 333-199220

Registration No. 333-177162

Registration No. 333-153917

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 To Form S-3 Registration Statement No. 333-249261

Post-Effective Amendment No. 1 To Form S-3 Registration Statement No. 333-220760

Post-Effective Amendment No. 1 To Form S-3 Registration Statement No. 333-199220

Post-Effective Amendment No. 1 To Form S-3 Registration Statement No. 333-177162

Post-Effective Amendment No. 1 To Form S-3 Registration Statement No. 333-153917

UNDER

THE SECURITIES ACT OF 1933

Sanderson Farms, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Mississippi	64-0615843
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

127 Flynt Road

Laurel, Mississippi 39443

(601) 649-4030

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jeremy V. Kilburn

Vice President, General Counsel & Secretary

4110 Continental Drive

Oakwood, GA 30566

770-297-3402

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Steven J. Williams Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019 (212) 373-3000	Ethan A. Klingsberg & Paul K. Humphreys Freshfields Bruckhaus Deringer US LLP 601 Lexington Avenue, 31st Floor New York, NY 10022 (212) 277-4000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY STATEMENT — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”), originally filed with the Securities and Exchange Commission by Sanderson Farms, Inc., a Mississippi business corporation (the “Registrant”):

•

Automatic Shelf Registration Statement No. 333-249261, filed on October 2, 2020, registering an unspecified number of the Registrant’s common stock, par value $1.00 per share (the “Common Stock”), and an unspecified number of the Registrant’s preferred stock (the “Preferred Stock”).

•	Automatic Shelf Registration Statement No. 333-220760, filed on October 2, 2017, registering an unspecified number of Common Stock and an unspecified number of Preferred Stock.

•	Automatic Shelf Registration Statement No. 333-199220, filed on October 8, 2014, registering an unspecified number of Common Stock and an unspecified number of Preferred Stock.

•

Shelf Registration Statement No. 333-177162, filed on October 4, 2011, registering an unspecified number of Common Stock and an unspecified number of Preferred Stock for a proposed maximum aggregate offering price of $1,000,000,000.

•

Shelf Registration Statement No. 333-153917, filed on October 9, 2008, registering an unspecified number of Common Stock and an unspecified number of Preferred Stock for a proposed maximum aggregate offering price of $1,000,000,000.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 8, 2021 Walnut Sycamore Holdings LLC, a Delaware limited liability company (“Parent”), Sycamore Merger Sub LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent (“Merger Sub”), the Registrant and solely for purposes of certain provisions specified therein, Wayne Farms LLC, a Delaware limited liability company (“Wayne Farms”), Merger Sub merged with and into the Registrant (the “Merger”) on July 22, 2022, with the Registrant continuing as the surviving corporation and as an indirect wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered and remain unsold at the termination of such offering, the Registrant hereby removes from registration by means of this Post-Effective Amendment, all securities of the Registrant that remain unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laurel, Mississippi, on July 22, 2022.

SANDERSON FARM, INC.

By:	/s/ Jeremy V. Kilburn
Name:	Jeremy V. Kilburn
Title:	Vice President, General Counsel & Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.